Exhibit 10.12

PROMISSORY NOTE

Englewood, Colorado
$200,000.00	As of May 31, 2007

Nathaniel Energy Corporation, a Delaware corporation with its principal place of business at 8001 South InterPort Blvd., Suite 260, Englewood, Colorado 80112 (the “Payor”), for value received, hereby unconditionally promises to pay to the order of RICHARD C. STRAIN, an individual residing at 15 Loockerman Avenue, Poughkeepsie, New York 12601 (the “Payee”), on the earlier of (i) the date of commencement of any bankruptcy, insolvency or similar proceedings in respect of the Payor and (ii) a demand therefore by the Payee in the lawful money of the United States of America, the principal sum of TWO HUNDRED THOUSAND and 00/100 ($200,000.00) DOLLARS, together with interest thereon as hereinafter provided: provided that no demand for payment shall be made by the Payee pursuant to the paragraph (ii) hereinabove prior to September 30, 2007.

SECTION 1.  Interest. Interest shall accrue and be payable quarterly on the outstanding principal amount of this Promissory Note at the rate of nine percent (9%). Interest shall be computed based upon a 365 day year.

SECTION 2.  Priority. This Promissory Note shall not be subordinated or junior in right of payment or distribution to any other indebtedness, liabilities or obligation of any kind or nature whatsoever and shall be senior or pari passu in right of payment and distribution to any and all such other indebtedness, liabilities and obligations of the Payor.

SECTION 3.  Security. The obligations under this Note are secured by the Security Agreement between Payor and Payee of even date herewith.

SECTION 4.  Miscellaneous. (a) The Payor hereby waives presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

(b) The Payor may prepay all or part of the principal hereof at any time without penalty.

(c) This Promissory Note shall be construed in accordance with and governed by the law of the State of New York.

(d) All borrowings evidenced by this Promissory Note and all payments and prepayments of the principal hereof and interest hereon shall be recorded by such holder in its internal records, provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligation of the Payor under this Promissory Note. All payments and prepayments payments received by the Payee shall be applied first to accrued interest and, thereafter, to principal.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the day and year first above written.

NATHANIEL ENERGY CORPORATION